EXHIBIT G

TO STATEMENT ON SCHEDULE 13D

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D with respect to the Class A Common Stock of William Lyon Homes dated as of June 21, 2013 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: June 21, 2013

/s/ William H. Lyon
William H. Lyon

LYON SHAREHOLDER 2012, LLC, a Delaware limited liability company

By:	/s/ William H. Lyon
William H. Lyon
Manager